UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2014

Independent Bank Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Texas	001-35854	13-4219346
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Redbud Boulevard, Suite 400

McKinney, TX 75069-3257

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (972) 562-9004

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On June 2, 2014, Independent Bank Group, Inc. (“Independent”) entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) with Houston City Bancshares, Inc., a Texas corporation (“HCB”), pursuant to which HCB would merge with and into a wholly owned subsidiary of Independent (the “Merger”). Subsequent to the Merger, Independent would merge Houston Community Bank, N.A., a national banking association and wholly owned subsidiary of HCB, with and into Independent Bank, a Texas state banking association and wholly owned subsidiary of Independent, with Independent Bank continuing as the surviving bank.

Under the terms of the Reorganization Agreement, Houston City Bancshares shareholders would receive $86.96 per share for each outstanding share of Houston City Bancshares common stock, subject to adjustment based upon the tangible book value of Houston City Bancshares at closing, with 65% of the consideration payable in shares of Independent Bank Group common stock with the exchange ratio set three days prior to the closing by utilizing the volume-weighted average share price of Independent Bank Group common stock over a ten day trading period. Based on the number of shares of Houston City Bancshares stock currently outstanding, the amount of total consideration to be paid by Independent Bank Group is currently valued at approximately $48 million.

Independent anticipates that the Merger will be consummated during the fourth quarter of 2014 (although delays could occur), subject to (i) the effectiveness of Independent’s Registration Statement on Form S-4 registering the offer and sale of the shares of Independent Bank Group common stock to be issued in the Merger, which registration statement will be filed with the Securities and Exchange Commission, (ii) the receipt of regulatory approvals, (iii) approval of HCB’s shareholders, and (iv) the satisfaction of other customary closing conditions. The Merger has been approved by the Boards of Directors of Independent and HCB.

Item 7.01.	Regulation FD Disclosure.

Independent issued a press release on June 2, 2014, to announce the proposed Merger, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

The press release also announced Independent’s intent to file with the Securities and Exchange Commission a shelf registration statement on Form S-3 to register for sale up to an aggregate of $250 million of debt and equity securities.

The press release also announced Independent’s intention to enter into a $35 million revolving credit facility with U.S. Bank, National Association.

As provided in General Instruction B.2 to Form 8-K, the information furnished in Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and such information shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filings.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits. The following are exhibits to this Current Report on Form 8-K.

Exhibit No.	Description

99.1*	Press Release issued by Independent Bank Group, Inc., dated June 2, 2014.

*	Filed herewith.

Notes

Additional Information About the Proposed Merger and Where to Find It

Independent will be filing relevant documents concerning the transaction with the Securities and Exchange Commission, including a registration statement on Form S-4 that will include a proxy statement/prospectus. Interested persons will be able to obtain a free copy of the proxy statement/prospectus, as well as other reports and filings containing information about Independent, at the Securities and Exchange Commission’s internet site (http://www.sec.gov). When available, copies of the proxy statement/prospectus and other filings with the Securities and Exchange Commission can also be obtained, without charge, by requesting them from Independent by telephone at (972) 562-9004. You may also obtain documents filed with the SEC by Independent free of charge by requesting them in writing from Independent Bank Group, Inc., 1600 Redbud Boulevard, Suite 400, McKinney, Texas 75069.

Special Note Regarding the Reorganization Agreement

The Reorganization Agreement contains customary representations, warranties, covenants and other terms, provisions and conditions that Independent and HCB made to each other as of specific dates. The assertions embodied in those terms, provisions and conditions were made solely for purposes of the Reorganization Agreement, and may be subject to important qualifications and limitations agreed to by parties to the Reorganization Agreement in connection with negotiating the terms contained in the Reorganization Agreement. Moreover, the parties to the Reorganization Agreement may be subject to a contractual standard of materiality in the Reorganization Agreement that may be different from what may be viewed as material to shareholders of Independent or HCB or may have been used by the parties for the purpose of allocating risk between Independent, together with its direct and indirect subsidiaries, and HCB rather than for the purpose of establishing matters as facts. For the foregoing reasons, no one should rely on such representations, warranties, covenants or other terms, provisions or conditions as statements of factual information regarding Independent or HCB at the time they were made or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 2, 2014.

INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks
Name:	David R. Brooks
Title:	Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1*	Press Release issued by Independent Bank Group, Inc., dated June 2, 2014.

*	Filed herewith.